Exhibit 5.1

Zealand Pharma A/S

Sydmarken 11

DK-2860	ADVOKATPARTNERSELSKAB
www.plesner.com

Denmark

Amerika Plads 37
2100 København Ø
Tlf +45 33 12 11 33
Fax +45 33 12 00 14

1 October 2021 (CET)

Dear Madams and Sirs,

zEALAND pHARMA A/S, Company reg. no. (CVR) 20045078 - Registration Statement on Form S-8 Filed with the United States Securities Exchange Commission

We have acted as Danish legal counsel to Zealand Pharma A/S (the "Company") in connection with the registration of those ordinary shares of the Company registered pursuant to the Registration Statement on Form S-8 (the "Registration Statement") filed with the U.S. Securities and Exchange Commission (the "SEC") under the U.S. Securities Act of 1933, as amended (the "Securities Act"), which are to be delivered to certain United States based recipients (the "Recipients") of (i) RSUs (as defined below), (ii) PSUs (as defined below) and (iii) Warrants (as defined below) under the Company's current and former share-based long-term incentive programs for the years 2018, 2019, 2020 and 2021 (the "Incentive Programs") in the form of (a) new shares of the Company issued from time-to-time in connection with the exercise by such Recipient of Warrants (the "Warrant Shares") and (b) new shares issued from time to time after 1 October 2021 (the "New Shares") or existing shares (as used herein, the term "existing shares" shall include all issued and outstanding shares as of 1 October 2021) of the Company (the "Existing Shares") to holders of RSUs and PSUs, in all instances subject to certain terms and conditions, including vesting and exercise of the RSUs, PSUs or Warrants granted to the Recipients. Each RSU and PSU grants a right to the Recipient to be allocated one existing share (i.e. existing at the time of exercise of such RSU or PSU) in the Company upon vesting and exercise, and each Warrant grants a right to the Recipient to be allocated one Warrant Share in the Company upon vesting and exercise.

This opinion (the "Opinion") is being furnished in connection with the requirements of Rule 601(b)(5) under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement and related prospectuses.

The Registration Statement on Form S-8, with inter alia, the prospectuses included or incorporated therein for;

(i)	2020 agreements on Warrants for employees;

(ii)	2020 agreements on Warrants for the management;

(iii)	2021 RSU plan for employees;

(iv)	2021 RSU plan for management;

(v)	2021 agreements on RSUs for members of the board of directors;

(vi)	2021 PSU plan for management (market based PSUs);

(vii)	2021 PSU plan for Management (operations PSUs);

(viii)	2020 RSU program;

(ix)	2018 agreements on Warrants for management;

(x)	2019 long term incentive plan (PSUs); and

(xi)	2019 agreements on Warrants for management,

((i) to (xi) the "Award Agreements"),

has been filed on the date hereof by the Company to register with the SEC under the Securities Act the ordinary shares that may be represented by ADSs subject to the Award Agreements.

1	Basis of the Opinion

For the purpose of this Opinion we have examined the following documents:

a)	copies of the articles of association of the Company dated 10 September 2021 (the "Articles of Association") and copies of the articles of association applicable as at 29 April 2021, 12 May 2021, 27 May 2021, 15 April 2020, 14 September 2020, 13 June 2019, 5 December 2019 and 15 October 2018;

b)	a copy of the minutes of the annual general meeting of the Company held on 15 April 2021 whereby the annual general meeting resolved, inter alia, to approve the 2021 remuneration policy (the

"2021 Remuneration Policy") and adopted an authorization for the board of directors of the Company to approve the acquisition of treasury shares (the "Authorization");

c)	a copy of the minutes of the annual general meeting of the Company held on 2 April 2020 whereby the annual general meeting resolved, inter alia, to approve the 2020 remuneration policy (the "2020 Remuneration Policy") and adopted an authorization for the board of directors of the Company to issue the 2020 Warrants;

d)	a copy of the minutes of the annual general meeting of the Company held on 4 April 2019 whereby the annual general meeting resolved, inter alia, to approve the 2019 remuneration policy (the "2019 Remuneration Policy");

e)	a copy of the minutes of the annual general meeting of the Company held on 19 April 2018 whereby the annual general meeting resolved, inter alia, to approve the 2018 remuneration policy (the "2018 Remuneration Policy");

f)	a copy of the minutes of the annual general meeting of the Company held on 21 April 2015 whereby the annual general meeting resolved, inter alia, to adopt an authorization for the board of directors of the Company to issue the 2019 Warrants;

g)	copies of the minutes of the board meetings dated 29 April 2021, 12 May 2021, 27 May 2021 and 2 July 2021 (the "2021 Board Minutes"), inter alia approving the grant of restricted stock units (with respect to the restricted stock units granted pursuant to the 2021 Board Minutes, the "2021 RSUs") and performance stock units (with respect the performance stock units granted pursuant to the 2021 Board Minutes, the "2021 PSUs");

h)	copies of the minutes of the board meetings dated 15 April 2020 and 14 September 2020 (the "2020 Board Minutes"), inter alia approving the grant of warrants (with respect the warrants granted pursuant to the 2020 Board Minutes, the "2020 Warrants") and the grant of restricted stock units (with respect to the restricted stock units granted pursuant to the 2020 Board Minutes and together with the 2021 RSUs, the "RSUs");

i)	a copy of the minutes of the board meetings dated 13 June 2019 and 5 December 2019 (the "2019 Board Minutes"), inter alia approving the grant of warrants (with respect the warrants granted pursuant to the 2019 Board Minutes, the "2019 Warrants") and grant of performance stock units (with respect to the performance stock units granted pursuant to the 2019 Board Minutes and together with the 2021 PSUs, the "PSUs");

j)	a copy of the minutes of the board meeting dated 15 October 2018 (the "2018 Board Minute"), inter alia approving the grant of warrants (with respect the warrants granted pursuant to the 2018 Board Minutes and together with the 2020 Warrants and 2019 Warrants, the "Warrants");

k)	the 2021 Remuneration Policy, the 2020 Remuneration Policy, the 2019 Remuneration Policy and the 2018 Remuneration Policy (together, the "Remuneration Policies");

l)	an online transcript of 1 October 2021 (around 8:00 CET) from the Danish Business Authority (in Danish: "Erhvervsstyrelsen") concerning the Company;

m)	the form of electronically accepted and agreed or signed (as the case may be) Award Agreements concerning the grant of the RSUs and PSUs and the grant of and subscription for Warrants applicable to each of the Recipients;

n)	an overview of all Recipients and the number of RSU, PSUs and/or Warrants granted to each Recipient provided by the Company; and

o)	such other documents, agreements and records as we have deemed necessary for the purposes of rendering this Opinion.

The documents mentioned in Sections 1a) - 1n) above are referred to as the "Documentation" and individually as a "Document".

2	Assumptions

In rendering this Opinion, we have assumed the following:

a)	that any copies of the Documents that we have reviewed are complete and accurate copies of the originals of such Documents and that the originals of such Documents were executed in the manner appearing on such copies (including with respect to electronically "accepted and agreed" undertakings and/or subscriptions) and that all material supplied to us (whether original or in copy) is authentic, has been supplied in full and has not subsequently been amended;

b)	that each Document is true, correct and fully updated and has not been amended or revoked after the date of each such Document;

c)	that each Recipient has accepted and agreed or signed (as the case may be) one or more Award Agreement(s) related to his or her respective grant(s) of PSUs and/or RSUs and/or his or her respective grant(s) and subscription(s) for Warrants (as the case may be) and that the Award Agreement(s) represent the entire understanding between each of the Recipients and the Company with respect to the Incentive Programs other than what is set out elsewhere in the Documentation;

d)	the capacity, power and authority of each of the parties to the Documents, other than the Company;

e)	that the Documents were entered into and approved for bona fide commercial reasons and on arm’s length terms and in good faith by each of the parties thereto and that no party has entered into the said agreements under any kind of duress, undue influence or on the basis of any kind of fraud or that other similar circumstances exist that would render said agreements invalid;

f)	that the New Shares if issued pursuant to an authorization or decision to be subscribed for at market price, will be subscribed for at a price corresponding to the market price in accordance with applicable Danish corporate law principles;

g)	that the New Shares will only be offered and issued in accordance with the legislation and regulation in the relevant jurisdictions;

h)	that the Company has properly convened and conducted such meetings as form the basis of or are referred to in the Documents referred to in Sections 1b) to 1i), that the resolutions referred to in Sections 1b) to 1i) were duly passed in the interest of the Company, and that any authorizations or powers given pursuant to the Documents referred to in Section 1b) were duly granted and have not been revoked, amended or otherwise modified and were in full force and effect as of the date of execution by the Company of the relevant Documents;

i)	as at the date of any issue of New Shares by way of exercise of authorization to carry out such issue, the board of directors of the Company will have sufficient powers under the articles of association of the Company, in force at any relevant time, and applicable law to issue such New Shares;

j)	the Company is not, and will not be, in breach of any restrictions in its articles of association of the Company, in force at any relevant time, or any other instrument or contract binding on the Company;

k)	that copies submitted to us of minutes of meetings and/or resolutions correctly record the proceedings at such meetings and/or subject matter which they purport to record, and that all resolutions set out in such copies were duly passed;

l)	the information contained in the online transcript dated 1 October August 2021 (around 8:00 CET) from the Danish Business Authority (Section 1l)) concerning the Company being accurate, complete and fully updated;

m)	the genuineness of all signatures (including electronically "accepted and agreed" undertakings and/or subscriptions) and dates on all Documents examined by us, and that the identities of the signatories (including electronically "accepted and agreed" undertakings and/or subscriptions) are as stated or written and legally binding for such signatory;

n)	the valid authorization and due execution and delivery of the Documents, by each of the parties thereto other than the Company (including the electronically "accepted and agreed" undertaking related to the Award Agreements);

o)	that, as of the date of execution or the effective date of the Documents, as a result of the transactions or actions effected pursuant to the Documents and at the time of the issuance of New Shares, the Company is not or will not be or become insolvent or unable to pay its debts or deemed to be so and no steps have been taken to grant an injunction against the Company in respect of any of the Documents or to place the Company into any insolvency procedure;

p)	that any power of attorney referred to in the Documents has neither been revoked nor amended;

q)	that there are no provisions of the laws of any jurisdiction (other than Denmark) that would have any adverse implication in relation to the opinions expressed herein;

r)	the accuracy and completeness of all factual matters, statements of fact, factual representations, warranties and other information as to matters of fact described or set forth in the Documents, as we have not made any independent investigation in respect thereof;

s)	that all formalities and requirements of the laws of any relevant jurisdiction other than Denmark and of any regulatory authority therein, applicable to the execution, performance, delivery, perfection and enforceability of the Documents have been or will be duly complied with;

t)	the due compliance of all matters with and validity and binding effect under such laws as govern any activities contemplated other than the laws of Denmark in respect of which we are opining;

u)	that a "corporate benefit", as such term is construed under Danish law, will accrue to the Company from entering into any transactions related to the Documents, if relevant; and

v)	that the Existing Shares or New Shares will be acquired by the Company prior to the delivery to the Recipients and that such acquisition will be in accordance with and subject to the limitations set out in the relevant authorizations in place from time to time, including the Authorization.

3	Opinion

Based on the assumptions set forth in Section 2 and the qualifications set forth in Section 4, we are of the opinion that:

a)	The Company is a limited liability company (in Danish: "aktieselskab") registered and validly existing under the laws of Denmark;

b)	The grants of the RSUs, PSUs and Warrants to the Recipients have been duly authorized, executed and delivered by the Company and such securities constitute valid, legally binding and enforceable obligations of the Company subject to and in accordance with their respective terms;

c)	The Warrant Shares that may be issued following exercise by the Recipients of the Warrants have been duly authorized and, when issued in accordance with the terms of the respective Warrants and against payment of due consideration therefor, will be validly issued, fully paid and non-assessable. Non-assessable shall in this context mean, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his or her shareholding;

d)	If Existing Shares are to be delivered to Recipients of RSUs or PSUs, then pursuant to the Articles of Association and the transcript of the Danish Business Authority referred to in 1l) the Existing Shares to be delivered to the eligible Recipients (as the case may be) are validly issued and fully paid;

e)	If New Shares are to be delivered to the Recipients of RSUs or PSUs, then provided that (i) the issuance of such New Shares has been duly authorized by all necessary corporate action on the part of the Company, and (ii) the New Shares have been issued and registered with the Danish Business Authority and VP Securities A/S and delivered in accordance with the terms of the applicable subscription list, definitive purchase agreement, underwriting or similar agreement approved by the Company and as may be contemplated in a prospectus related thereto (as the case may be), (iii) the subscription price for the New Shares has been paid to the Company, and (iv) upon compliance with all other necessary formalities, then such New Shares will be validly issued, fully paid and non-assessable. Non-assessable shall in this context mean, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his or her shareholding.

4	Qualifications

In addition to the assumptions set forth in Section 2 above, this Opinion is subject to the following qualifications:

a)	This Opinion is given only with respect to the laws of Denmark as in force today and as such laws are currently applied by Danish courts and we express no opinion with respect to the laws of any other jurisdiction nor have we made any investigations as to any law other than the laws of Denmark;

b)	the ability of a Danish limited liability company to delegate authority in general to third parties to act on its behalf is restricted pursuant to Danish law. Thus, the granting by a Danish limited liability company of powers to third parties to act on their behalf may be considered void and set aside by the Danish courts if the powers are not restricted to specific, limited and well-defined matters and given for a certain period of time;

c)	in rendering this Opinion we have relied on certain matters of information and fact obtained from the Company and other sources reasonably believed by us to be credible;

d)	we express no opinion as to the exact interpretation of any particular wording in any Document by a court;

e)	claims may become barred under statutes of limitation or laches or may be subject to defenses of set-off or counterclaim;

f)	a Danish court may refuse to give effect to provisions in the Documents which constitute, or purport to constitute, a restriction on the exercise of any statutory power or which would restrict certain defenses if this would entail the enforcement of illegal or invalid terms;

g)	any provision in the Documents providing that the terms may be amended or varied only by an instrument in writing may be held by a Danish court not to be effective;

h)	a Danish court may refuse to give effect to provisions in the Documents which attempt to make one or more provisions therein separable from other provisions therein, in particular if such separation would substantially affect or change the substance or purpose of the Documents;

i)	provisions in the Documents seeking to exclude or restrict liability for gross negligence or intent may be limited or void and such provisions will be interpreted restrictively by Danish courts;

j)	there may be circumstances in which a Danish court would not give effect to provisions in the Documents according to which a party is vested with a discretion or may determine a matter in its opinion and any person who is entitled to exercise discretion or make a determination will be required to do so reasonably;

k)	provisions in the Documents providing that certain facts, determinations or calculations will be conclusive and binding (or prima facie evidence) may not be effective if they are incorrect and such provisions will not necessarily prevent judicial inquiry into the merits of such facts, determinations or calculations;

l)	the obligations of the Company, the enforceability of such obligations and any agreed enforcement action will be subject to and may be limited by the remedies available to Danish courts and any laws from time to time in effect in Denmark relating to insolvency, bankruptcy, liquidation, suspension of payments, restructuring (in Danish: "rekonstruktion") and any other laws or remedies affecting generally the enforcement of creditors’ rights;

m)	transcripts from the Danish Business Authority are not conclusive evidence of whether or not:

(i)	an entity is insolvent; or

(ii)	a winding-up order (in Danish: "konkursdekret") has been made or a resolution passed for winding-up; or

(iii)	an administration or restructuring (in Danish: "rekonstruktionsbehandling") order has been made; or

(iv)	an administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Danish Business Authority immediately and, when filed, may not be entered on the public file of the company immediately. In addition, such transcripts are not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition has been presented or other insolvency or restructuring proceedings have been commenced. Filings with the Danish Business Authority are open to the public and the Danish Business Authority does not conduct any investigation on the legality, correctness or validity of the information submitted to it; and

n)	in this Opinion Danish legal concepts are expressed in English terms and not in their original Danish terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

We are not assuming any obligation to notify you of any changes to this Opinion as a result of any facts or circumstances that may come to our attention in the future or as a result of any change in the laws of Denmark which may hereafter occur.

5	RELIANCE AND DISCLOSURE

This Opinion is governed by and construed in accordance with Danish law and is limited to matters of the laws of Denmark (excluding Greenland and the Faroe Islands) as in effect and applied on the date of this Opinion and any legal suit action or proceeding against us by the Company arising out of or based upon this opinion shall be exclusively instituted in a Danish court. We express no opinion with respect to the laws of any other jurisdiction, nor have we made any investigation as to any laws other than the laws of Denmark.

This Opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter.

We accept no responsibility or legal liability to any person other than the Company in relation to the contents of this opinion and claims may only be brought against Plesner Advokatpartnerselskab and not against individual partners or employees of Plesner Advokatpartnerselskab on the basis hereof.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to our law firm (in Danish: "Advokatpartnerselskab") therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

We are qualified to practice law in Denmark.

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Yours sincerely,

Plesner Advokatpartnerselskab